SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 29, 2010

  VENTURA ASSETS LIMITED
 (Exact name of registrant as specified in Charter)

Colorado	000-53186	37-1441050
(State of incorporation)	(Commission File No.)	(IRS Employee Identification No.)
2591 Dallas Parkway, Suite 102, Frisco, TX 75034
(Address of Principal Executive Offices)

2241 Flintridge Drive, Glendale, CA 91206
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 29, 2010, our Chief Executive Officer, Director and largest shareholder, Ms. Hasmik Yaghobyan sold 875,000 shares and our President, CEO and Director Mr. Osheen Haghnzarian sold 380,000 shares, totaling 1,255,000 shares to Halter Capital Corporation, a Texas Corporation. Such stock represents 83.7% control of all shares outstanding, and as a result of the sale the Registrant experienced a change in control. The purchase price of the shares was $331,250, paid in cash from the purchaser's existing funds.

Also on November 29, 2010, the board of directors appointed Mr. Kevin B. Halter, Jr. as the Company’s new President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and sole Director to become effective 10 days from the date of the 14-f filling and mailing to shareholders which such date is expected to become effective on or about December 9, 2010.

Kevin B. Halter, Jr., age 50, is the President of Securities Transfer Corporation, an SEC registered stock transfer company. He is also the President and Director of Halter Capital Corporation, a financial consulting and investment firm since 1987 . He also has served as Vice President and Director of Millennia, Inc. from 1994 until July 2010 and he was also the Secretary of the Corporation From August 4, 1998 until February 27, 2004. He was a Director and Secretary-Treasurer of Millennia Tea Masters, Inc., now known as VoIP, Inc. From January 31, 2005 until March 2005 he was President and a Director of Meditech, Inc., now known as Deli Solar (USA) Inc. From March 30, 2005 until January 30, 2006 he was President and a Director of Strong Technical, Inc., now known as Zhongpin, Inc. From October 18, 2005 until December 7, 2005, he was President and a Director of General Devices, Inc., now known as Aduromed Industries, Inc. From February 21, 2006 until February 5, 2008 he was President and a Director of Rub A Dub Soap, Inc. now known as Sentaida Tire Co Ltd.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Form 8-K.

Exhibit No.	Description
10.1	Stock Purchase Agreement by and among Hasmik Yashbyan and Osheen Haghanazarian., Halter Capital Corporation and Ventura Assets Limited.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 29, 2010

VENTURA ASSETS LIMITED

By: /s/Osheen Haghnazarian

President and Principal Executive Officer